UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20519

SCHEDULE 14A

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MortgageIT Holdings, Inc.

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To: All MortgageIT Employees

From: Doug W. Naidus

RE:  Important Announcement

Date:  July 12, 2006

I have some exciting strategic news to share with you about the future of our company that we believe will quickly enable MortgageIT to reach our goal of becoming a Top 10 national residential lender. Today we have announced that we are being acquired by Deutsche Bank (“DB”), a leading global financial services firm and investment bank headquartered in Germany with a market capitalization of over $50 billion, and more than 64,000 employees in 74 countries. The transaction is valued at $14.75 per share, or approximately $429 million.

Our management team and infrastructure will become the cornerstone of DB’s existing and planned mortgage lending operations and strategy in the U.S. As part of the deal, DB’s existing U.S. mortgage operations will be combined under MortgageIT. DB has been executing on a strategy to gain a stronger foothold in the U.S. consumer markets and finding the right partner in MortgageIT is a testament to all the hard work and success we’ve achieved together since our founding. Together with DB, we will be poised to become one of the largest mortgage originators in the country.

For us, this deal is about growth because this transaction gives our company much greater financial flexibility. It will immediately give us a platform to drive the strong growth potential of MortgageIT’s national lending business via the capital backing of a world class institution that shares the same aggressive ambitions in the U.S. residential lending market as we have. With DB behind us, we’ll have much greater production capability because we will be able to further develop our footprint, add new products and grow faster which will provide additional opportunities for all of us.

For MortgageIT and all of you, this event is not about change so much as it’s about growth and opportunity. In fact, very little will change when the deal is completed. I will continue to lead the company going forward along with our existing management team. MortgageIT management and staff will retain their positions and play critical roles in the ongoing development of our larger and better capitalized company. There will be no immediate impact on our business or operations – it will take several months before this process is completed. I know you will have questions – and we will be working diligently to answer them, as we communicate to you the details of this important transition and what it means for the company, and for you. We will also keep the lines of communication open throughout this process – verbally, through e-mail, and through the company Intranet.

If you receive any questions from members of the press or investors, please do not respond. Instead, please refer any inquiries to Sean McGrath, Investor Relations, at 212-651-4637.

This is truly a transforming event in our company’s history and one that we should all embrace.

Let me end by saying thank you all for the great work that has brought us to this point – I’m looking forward to our continued success in the future.

Please note that I will host a telephone conference call today at 1:30 Eastern time. This is a listen-only call for MortgageIT employees. The conference call-in number is 1-800-619-7608, passcode 7295963. Since we have a large number of participants, please call in at least 10 minutes before the scheduled start time to ensure your participation in the call. In addition, there is an employee FAQ related to this transaction posted on our MITNET homepage that will help answer some of the questions you may have.

MortgageIT Holdings intends to file a proxy statement in connection with the proposed merger. MortgageIT Holdings investors and security holders should read the proxy statement and other relevant materials when they become available, because they will contain important information about MortgageIT

Holdings and the proposed merger. In addition to the documents described above, MortgageIT Holdings files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by MortgageIT Holdings are available without charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders may obtain copies of the documents filed with the SEC by MortgageIT Holdings without charge by contacting: Investor Relations, Attn: Sean McGrath, MortgageIT Holdings, Inc., 33 Maiden Lane, New York, New York 10038, or by visiting the MortgageIT Holdings website at www.mortgageitholdings.com.

MortgageIT Holdings is not currently engaged in a solicitation of proxies of the investors or security holders of MortgageIT Holdings in connection with the proposed merger. If a proxy solicitation commences, MortgageIT Holdings and its directors and executive officers may be deemed to be participants in the solicitation of proxies from MortgageIT Holdings stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of MortgageIT Holdings is set forth in the MortgageIT Holdings proxy statement for its 2006 annual meeting which was filed with the SEC on April 28, 2006. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.